Exhibit 10.3
PROTO LABS, INC.
AMENDED AND RESTATED
2022 LONG-TERM INCENTIVE PLAN

Deferred Stock Unit Agreement
Grant Notice

(Non-Employee Director)

Proto Labs, Inc. (the “Company”), pursuant to its Amended and Restated 2022 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, the number of Deferred Stock Units (the “Units”) shown in the table below. This award of Units (the “Award”) is subject to the terms and conditions set forth in this Grant Notice and the Terms and Conditions on the following pages (together, the “Agreement”) and in the Plan document, which is incorporated herein by reference. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Number of Deferred Stock Units:	Grant Date:
Vesting Schedule:
    By signing or otherwise authenticating this Grant Notice, you agree to all of the terms and conditions contained in this Agreement and in the Plan. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

PARTICIPANT	PROTO LABS, INC.

By:
Title:

DMS_US.364082713.3

PROTO LABS, INC.
AMENDED AND RESTATED
2022 LONG-TERM INCENTIVE PLAN

Deferred Stock Unit Agreement
Terms and Conditions

1.    Vesting and Forfeiture.

(a)    The Company hereby grants to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, an Award of Units in the amount specified in the Grant Notice. Except as otherwise provided in Section 1(b), each Unit will vest in accordance with the vesting schedule set forth in the Grant Notice, subject to your continued Service for the Company or any Affiliate from the Grant Date through the applicable vesting date.

(b)    Vesting of the Units will be fully accelerated (i) upon the termination of your Service to the Company or any Affiliate due to your death or Disability, or (ii) on the date a Change in Control occurs, subject to your continued Service for the Company or any Affiliate from the Grant Date through the date of such Change in Control.

(c)    Except as otherwise expressly provided in this Agreement or the Plan, upon the termination of your Service to the Company or any Affiliate, then this Award shall automatically terminate and all Units subject to this Award that have not yet vested shall be forfeited for no consideration.

(d)    Each Unit that vests will entitle you to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.

2.    Nature of Units. The Units granted pursuant to this Award are bookkeeping entries only and do not provide you with any dividend, voting or other rights of a shareholder of the Company. The Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in this Agreement are satisfied.

3.    Settlement of Units.

(a)Settlement Dates. The Company shall cause to be issued to you (or your beneficiary or personal representative) one Share in payment and settlement of each vested Unit. All Shares so issued will be fully paid and nonassessable. The issuance of Shares in settlement of vested Units under this Agreement will be made in whole Shares with any fractional shares paid in cash during whichever of the following periods ends first:
(i)the month of February following the calendar year of your separation from Service, unless you have elected to defer settlement in accordance with Section 3(b) below;

(ii)within 90 days of the date of your death or Disability; and
(iii)within 30 days of the date of a Change in Control.
(b)Settlement Payout Options. You were given the opportunity to elect to receive Shares upon settlement of the vested Units in a single lump sum or in a series of substantially equal annual payouts of Shares over up to 10 years, beginning during the period established in Section 3(a) and on each anniversary thereafter until paid in full. Your payout election made pursuant to this Section 3(b) was irrevocable and must have been made by executing and submitting the appropriate election form to the Company’s Corporate Secretary prior to the to the start of the current calendar year.
(c)Death, Disability, or Change in Control During Settlement Period. Upon your death or Disability or upon a Change in Control prior to or during the period of installments, if elected, set forth in Section 3(b), issuance of any remaining Shares in settlement of your vested Units under this Agreement will be made in a lump sum payment within 90 days in the case of death or Disability, or during 30 days, in the case of a Change in Control, notwithstanding any election to the contrary.
4.    Dividend Equivalents. If cash dividends are declared and paid by the Company with respect to its Stock, then the Company will credit to your account, as of each dividend payment date, a number of additional Units (the “Dividend Units”). The number of Dividend Units so credited as of any dividend payment date will be equal to (a) the total cash dividends you would have received on that dividend payment date if your outstanding Units as of the record date for such dividend payment (including any previously credited Dividend Units) had been actual Shares, divided by (b) the Fair Market Value of a Share on the dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to your account, Dividend Units will be considered Units for all purposes of this Agreement.

5.    Transfer of Units. You may not assign or transfer the Units other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, the Units shall continue to be subject to the same terms and conditions that were applicable to the Units immediately prior to such transfer.

6.    Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time without regard to the effect it may have upon you under this Agreement.

7.    Governing Plan Document. This Agreement and the Units are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

8.    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

9.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

10.    Code Section 409A. This Award is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed, and interpreted in accordance with such intent. Any payment in settlement of the Units that is triggered by a separation from Service hereunder will occur only at such time as you have had a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Notwithstanding the foregoing, the Company and its Affiliates make no representations that the Units provided under this Agreement are compliant with Code Section 409A and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code Section 409A.

By signing or otherwise authenticating the Grant Notice, you agree to all the terms and conditions described above and in the Plan. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.
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